As filed with the Securities and Exchange Commission on August 9, 2024
Registration No. 333-281257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
REZOLUTE, INC.
(Exact Name of Registrant as Specified in Its Charter)
Nevada (State or Other Jurisdiction of Incorporation or Organization)	27-3440894 (I.R.S. Employer Identification No.)
275 Shoreline Drive, Suite 500
Redwood City, CA 94065
(650) 206-4507
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Nevan Elam
Chief Executive Officer
275 Shoreline Drive, Suite 500
Redwood City, CA 94065
Telephone: (650) 206-4507
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Anthony W. Epps
Dorsey & Whitney LLP
1400 Wewatta St #400
Denver, CO 80202
(303) 629-3400
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Smaller reporting company ☒
Accelerated Filer ☐	Emerging growth company ☐
Non-accelerated filer ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
This Amendment No. 1 to the Registration Statement on Form S-3 of Rezolute, Inc. (the “Company”) is to file a revised Exhibit 5.1. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II, including the signature page and the Exhibit Index, and the revised Exhibit 5.1 filed herewith. This Amendment No. 1 does not contain the prospectuses that were included in the Registration Statement and is not intended to amend or delete any part of any of the prospectuses.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth expenses payable by us in connection with the issuance and distribution of the securities being registered pursuant to this registration statement.
SEC registration fee	$2,979
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Miscellaneous	10,000
Total	$52,979
ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our officers and directors are indemnified under Nevada law, our amended and restated Articles of Incorporation, as amended, and our amended and restated bylaws, as amended, against certain liabilities. Our amended and restated Articles of Incorporation, as amended, require us to indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time.
Pursuant to our amended and restated Articles of Incorporation, as amended, and our amended and restated bylaws, as amended, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that he is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of another enterprise, (hereinafter an “lndemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Nevada Revised Statutes, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as otherwise provided in our amended and restated Articles of Incorporation, we shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding initiated by such Indemnitee unless such proceeding was authorized by the Board of Directors of the Company. However, Nevada Revised Statutes 78.138 currently provides that, except as otherwise provided in the Nevada Revised Statutes, a director or officer shall not be individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the presumption established by Nevada Revised Statutes 78.138(3) has been rebutted, (ii) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties as a director or officer, and (iii) such breach involved intentional misconduct, fraud or a knowing violation of the law.
In addition, an lndemnitee shall also have the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada Revised Statutes requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such lndemnitee is not entitled to be indemnified for such expenses.
No director shall be personally liable to us or our stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the Company or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the Nevada Revised Statutes; or (iv) for any transaction from which the director derived a personal benefit.

No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Nevada Revised Statutes is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by Nevada Revised Statues, as so amended.
Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
Section 78.751 of the Nevada Revised Statutes further provides that indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under our amended and restated Articles of Incorporation, as amended, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the Nevada Revised Statutes or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.
As permitted by the Nevada Revised Statutes, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.
We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.
See also the undertakings set out in response to Item 17 herein.

ITEM 16.   EXHIBITS
EXHIBITS
Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
2.1	Form of Securities Purchase Agreement dated June 25, 2024 by and between the Company and the Purchasers thereto*	Form S-3	8/5/24	2.1
4.1	Amended and Restated Articles of Incorporation*	8-K	6/21/21	3.3
4.2	Amended and Restated Bylaws*	10-K	9/15/21	3.4
4.3	Form of Exchange Warrant*	8-K	3/14/24	4.1
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
23.2	Consent of Plante & Moran, PLLC*	Form S-3	8/5/24	23.2
24	Power of Attorney (included in the signature page)				X
107	Filing Fee Table filed herewith as EX-FILING FEES*	Form S-3	8/5/24	107

*
Previously Filed

ITEM 17.   UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Redwood City, State of California, on August 9, 2024.
REZOLUTE, INC.
By:
/s/ Nevan Charles Elam

Nevan Charles Elam
Chief Executive Officer
(Principal Executive and Financial Officer)
Each person whose signature appears below constitutes and appoints each of Nevan Elam his attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Nevan Elam Nevan Elam	Chief Executive Officer and Acting Chair of the Board (Principal Executive)	August 9, 2024
* Daron Evans	Chief Financial Officer (Principal Financial Officer)	August 9, 2024
* Young-Jin Kim	Director	August 9, 2024
* Nerissa Kreher	Director	August 9, 2024
* Gil Labrucherie	Director	August 9, 2024
* Philippe Fauchet	Director	August 9, 2024
* Wladimir Hogenhuis	Director	August 9, 2024
*By Nevan Elam, Attorney-in-Fact